Exhibit 99.2

Transcript of
Westmoreland Coal Company
2013 Fourth Quarter Investor Conference Call
February 21, 2014/10:00 a.m. EDT

Presenters
Keith Alessi - Executive Chairman
Robert King - President and Chief Executive Officer
Kevin Paprzycki - Chief Financial Officer and Treasurer

Presentation

Operator
Good morning, ladies and gentlemen, and welcome to Westmoreland Coal Company’s Investor Conference Call. At this time, all telephone participants are in a listen-only mode. (Operator instructions.) As a reminder, this conference is being recorded today and a replay will be made available as soon as practical on the Investor portion of the Westmoreland website through August 21, 2014.

Management’s remarks today may contain forward-looking statements based on the company’s projections, current expectations and assumptions regarding the business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The company’s actual results may differ materially from the projections given and the results discussed in any such forward-looking statements. For a summary of risk factors and other information regarding forward-looking statements, please refer to the company’s Form 10-K for fiscal year 2013 to be filed with the Securities and Exchange Commission on February 28, 2014.

Any forward-looking statements represent the company’s views only as of today and should not be relied upon as representing its views as of any subsequent date. While the company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change, and therefore, you should not rely on these forward-looking statements as representing the company’s views as of any date subsequent to today.

Mr. Keith E. Alessi, Executive Chairman of Westmoreland Coal Company will be delivering today’s remarks. Thank you, Mr. Alessi, please begin.

Keith Alessi - Executive Chairman
Thank you and good morning to everybody. We are delighted to be here today to talk about the numbers for fiscal year 2013. It was a record year for Westmoreland, not only in revenue, but on the key metric that we are very focused on, Adjusted EBITDA.

Last year, when we gave guidance at the same time, we guided people to $112 million to $120 million. As you can see, we would have come in right at the very top of that guidance, but for about $3 million in Sherritt transaction expenses that came against the year. So we consider that to be an outstanding performance and one that we are very pleased with.

The protocol this morning, I know that we have been out on the road with the bond road show and a lot of the folks on the call today we visited with. So we are going to restrict our comments a little bit so that we can get to questions, because the story really hasn’t changed much in the last month. We will go through not only the numbers, talk a little bit about the operations and then I am going to make some comments about where we sit on the Canadian acquisition and then we can open up to talk about stuff you guys want to talk about.

So I chatted briefly about the adjusted EBITDA number and Kevin will talk about liquidity and things of that nature. We have been so focused on EBITDA as the metric that drives our business. We have really never spent a lot of time chatting about net income, because to us liquidity and cash are where we drive the business in our business model. But as you will notice in our press release, but for the completion of the ROVA restructuring and the Sherritt transaction, we actually would have nudged over into a net income position for the year. So we think that’s a good thing as well.

More importantly, and Kevin will talk about this in detail, we were able to reduce our deficit from an accounting standpoint by $98 million this year. And that is the result of a lot of hard work and cost containment, some actuarial adjustments that reflect that hard work, as well as the change in discount rates moving up a small amount. So the balance sheet from an optics standpoint looks a little better than it has in the past, and that’s consistent with what we have been telling people.

We have been saying for quite some time that our experience on the heritage spend, has been below what the actuaries expected it to be, and we expected at some point for them to actually recognize that in our numbers. That’s now starting to occur, and we also have indicated that a large part of our deficit from an accounting standpoint has been driven by a record low interest rate environment, because those are all present valued obligations and as that ticked up a little bit, we benefited from that as well.

We are giving some initial guidance here as part of this call. We are only giving guidance on the U.S. business. We will give guidance on the Canadian business once that transaction is closed and we know how much of the year we can expect to have that asset. The guidance that we are giving is a range again this year, it’s identical to the range we gave last year, which is $112 million to $120 million in EBITDA.

We did, however, take a very conservative position with respect to the Indian Coal Tax Credit. That expired at December of last year. That has happened in the past. It happened a couple of years ago and the normal track of events is that Congress takes it back up early in the year. Those conversations are taking place in Washington as we speak. We thought for conservatism we’d back it out of our projections. We can always bring it back it in, if and when that does get renewed.

So this range shows no impact of Indian Coal Tax Credit, which would have been above $7 million. So had that been renewed, retroactive to January 1st, we would have upped our guidance on the low and high-end by the same amount. So obviously, we are looking at a better performance here on the base assets exclusive of that credit, and as soon as we have clarity on that, we will adjust our guidance accordingly.

I am going to turn over to Bob to quickly run through operations and safety and then Kevin will go into little more detail on the numbers.

Robert King - President and Chief Executive Officer
Thank you, Keith. My comments are going to be relatively short. Starting with safety, we had again a pretty good year, beat the national averages for incident rate and lost time frequency rate. We definitely continue to work on our safety program to make sure that we’re at the top of our game, but again, a pretty good result.

On the market side of things, from a market perspective during the third quarter, we had really favorable weather and low hydro generation that continued to generate the high demand for our customers’ power. Our customers ran their plants at relatively high rates actually throughout the year, and in contrast to the overall U.S. market, demand for our coal has been and continues to be strong.

Gas prices also increased relative to 2012 and finished the year over $5 a million BTU. This improved overall demand for all of our customers and particularly benefited both the Jewett and Kemmerer mines.

As we look at the Northwest snow pack and gas prices, 2014 is setting out to be a pretty good year. Obviously, weather can change and the operational performance of our customers could impact our results, but right now we are looking at 2014 as looking pretty positive.

Operationally, on the power side of the business, our ROVA power plant ran well during the year and experienced less downtime than in 2012. At ROVA, we were able to dispatch at a higher rate and generate more revenues than budgeted in both Q2 and Q3, and because of high demand and superior operational performance that resulted in a very good year for ROVA.

Operationally for the mines, the mines continued to experience no major issues and performed well. And again, as I said, we are expecting 2014 to shape up to be a year similar to 2013 with regard to weather.

In conclusion, 2013 was a very good year, and our performance over the last two years has allowed us to be opportunistic looking for businesses that fit our business model, starting with the Kemmerer acquisition two years ago, which has turned out to be very good and it has set us up to do projects like the Canadian business that we are about to close on. As we go forward we are continuing to look for opportunities to grow our business and increase our shareholder value.

With that I will turn that over to Kevin to go over the numbers.

Kevin Paprzycki - Chief Financial Officer and Treasurer
Thank you, Bob. Our Q4 2013 EBITDA came in at $28.5 million and that brought our full year 2013 up to $116.3 million. That’s an increase of about $11 million over what we did in 2012, and as Keith mentioned it is a company record. That EBITDA did include $2.9 million of transaction costs related to the Sherritt acquisition. So without those transaction costs, we would have come in the high end of our original $112 million to $120 million guidance range.

Rounding out the financial results, 2013 revenue came in at a record $675 million that was an increase of about $75 million. And we reduced our net loss for 2013 down to $6.1 million, which is down from $8.6 million in 2012. And again, that net loss was predominantly driven by two items that we recorded in Q4, the $5.1 million restructuring charge on the ROVA transaction and the $2.9 million of acquisition costs. So those had a combined $8 million impact on our $6 million roughly net loss for the year.

We had very solid cash generation in 2013. We generated $29.5 million of cash during the year and finished with the balance of $61 million. So we will be making an offer here in the next month or so to buyback bonds. I would guess, 75% of the $29 million we generated, so about $22 million and of course, that will be at par.

We reduced our debt by $21 million during 2013, and that drove our net leverage ratio down to 2.28, which left us very well positioned as we went into the Sherritt financing.

Keith touched on this, but in terms of the shareholders’ deficit, it decreased to $188 million and that was down from about $286 million at previous year-end. We definitely benefited from interest rates, but we also benefited from the fact that spend, even as back in 2010/11, the total heritage cash spend was up in the high-20s and we have now spent a total of $14 million of cash this year. So it’s a combination of interest rates and experience.

Just to reiterate our guidance for what we see at this point coming for 2014, we are looking at a tonnage range somewhere in the 25 million to 28 million level. EBITDA will be in the $112 million to $120 million, and again that does not reflect any income or benefit from the ICTC transaction. And, again, that transaction expired at the end of 2012, and it was renewed very quickly after the beginning of 2013. So we are still fairly optimistic it’s going to get renewed mostly from benefit this year, but conservatively we removed it from the guidance range. And then we see capex coming in, in 2014, somewhere in the $26 million to $29 million range, and we will update that based on the timing of the Sherritt acquisition.

With that I will hand it back to Keith.

Keith Alessi - Executive Chairman
As all of you are aware, we entered into agreement to buy the Sherritt coal assets back in December. We were on the road in January. We closed on a $425 million offering and those funds now sit in escrow. We placed that with a yield to worst of 6.98%, which, for us, we felt a real endorsement by the market as to our credit profile. It simplifies our capital structure by taking out the WML debt that sits below the senior preferred notes. So I think our story is much more understandable. So those are all good things.

We are moving through the regulation process up in Canada. We see no bumps in the road there. Our best estimate right now is that the transaction would probably close, if everything goes according to plan, sometime late in March, that’s our best guess. There is a possibility it could drag into April, but everything seems to point into that time range.

I have had a chance to spend a lot more time up in Canada during this interim period. I am more enthusiastic about the Canadian operation even then when we first announced it. There is clearly a workforce up there that’s energized about the opportunity to work for a coal company and be part of the core business, to be a material part of that business, literally 50%. I believe that our operating philosophy is going to be received very well there. I have met with the heads of the various union locals at the mines I visited. They are very anxious to work with us and cooperate with us, which we had expected. The non-unionized workforce, similarly, has been extremely open and positive. I am hearing lots of great ideas. I think we are going to benefit from those great ideas and our operating philosophy of personal accountability and bottom up creativity, I think, is going to sell well there in Canada.

I am in the process of meeting with some of the key customers and accounts. And I am very optimistic about our ability to not only operate that operation but also operate probably at higher levels of EBITDA than they have historically been able to do.

We will give specific guidance once we have a much better feel of the acquisition date, because there is the timing of course not only of how the cash flow's cycle up in that operation, the spending of capital and whatnot.

So what you can expect is that, for example, if we were to buy this thing on April, 1st just to make it a real clean cutoff on a quarter, on April 1st we could come back to you and say our revised guidance for the year would be X, and we would tell you how much of that would be the U.S. operation, how much if you would expect out of the Canadian operation and what the combined capex would be. So that’s what you can expect to hear from us over the next period of time here.

With that, operator, I am going to open it up to any questions that the listeners might have.

Operator
(Operator instructions.) Our first question comes from the line of Brett Levy with Jefferies. Go ahead with your questions please.

Brett Levy - Jefferies
<Q>: Can you guys just sort of reiterate what you are thinking in terms of when you want to refinance the 10.75% notes? I mean, I think historically you guys have said that because of the coupon and because of the covenants that probably first call was your most likely scenario. And sort of in that context, do you remain somewhat opportunistic about wanting to buyback some of those bonds in the open market ahead of the first call date?

Keith Alessi - Executive Chairman
It’s a great question and one that we have been getting a lot of. I think it would be proper for you to think in terms of that. We obviously have not made any announcements. We are going to be evaluating what opportunities and options we may have with respect to the notes.

I can see this thing going down one of three paths. One would be that we just keep chugging along with them and don’t make any changes to them. One could be that we look for a big fix here to the capital structure when the first call comes. The third option might be, and we have been very candid in pointing out that the real problem we have with the notes isn’t so much the rate, the blended rate right now, as it is the covenants that are quite restrictive. Maybe there is some negotiation to be held about covenants that could work for bondholders and work for the company in the interim.

So we would probably go down one of those three paths. We would be opportunistic. In the open market, I don’t know that we would want to be buying any bonds back after just issuing them particularly until we know what our ultimate strategy is.

We’re required by the indenture to offer 75% of our excess cash flow from last year to buy back bonds at par. Looking at the market, I don’t really have any expectation that anybody is going to be sending me any bonds at par. But I think that until we have a better feel for what our final structure should look like, we would not be out there buying bonds unless there were some cataclysmic market events that provide us with an opportunity, but I can’t even imagine any sitting here today.

Brett Levy - Jefferies
<Q>: Can you talk about the new revolver and just a little bit more about the capital structure assuming that the Sherritt acquisition closes somewhere near the end of March?

Kevin Paprzycki - Chief Financial Officer and Treasurer
We are currently in process of working on the new revolver. It’s essentially what we said when we were out in the road show and the carve-out. I think we carved out $100 million. We are setting up a revolver that will probably be an accordion. We will probably have $60 million of debt with an accordion of $40 million that we can draw on any time taken the total liquidity up to $100 million and that process is going well. So ideally, we will have that in place right around the time that transaction closes.

Keith Alessi - Executive Chairman
We do not expect to draw on it, however, in the short-term.

Brett Levy - Jefferies
<Q>: What’s the accordion go up to?

Kevin Paprzycki - Chief Financial Officer and Treasurer
The total carve out is $100 million. So we will probably put something in place that $60 million - $70 million level which will just allow us to avoid unused fees but still have the liquidity to tap in.

Keith Alessi - Executive Chairman
But the asset base wouldn’t support the full $100 million at this point.

Brett Levy - Jefferies
Got it, thanks very much guys.

Operator
Our next question comes from the line of Matt Farwell with Imperial Capital. Go ahead with your questions please.

Matt Farwell - Imperial Capital
<Q>: Morning guys. In the 8-K that was put out earlier in the year there is a line that talks about capital investments in ’14 ranging from $75 million to $85 million and part of the commentary is to improve mining operations and to decrease equipment maintenance costs. Are you able to discuss that or give us any more color on that line?

Keith Alessi - Executive Chairman
The line was really as part of the combined Sherritt operation, and of course that assumed that would be a full calendar year, which we obviously aren’t going to be closed in this quarter. So when we give our revised guidance it will be to the combined operations. You shouldn’t read anything into that if there is any difference in the philosophy we've pursued in the past. Our guidance will include the impact of new capital in the business if there is efficiencies driven by it.

Matt Farwell - Imperial Capital
<Q>: Okay. Now, just thinking big picture how much of your business for the combined company is not going to be under contract? In other words, how much is going to be exposed to the fluctuations in demand in the local markets?

Keith Alessi - Executive Chairman
The only business for 2014 that will not be locked down and committed will be at Coal Valley in Canada. That’s a mine that historically is run at 3.0 to 3.2 million tons and probably 2.5 million to 2.75 of that is already booked. So out of the total of 50 million tons, we might have a couple hundred thousand tons that might be exposed. The rest are going to be under contract.

Matt Farwell - Imperial Capital
<Q>: Okay. Then there was some recent news from Duke on divesting merchant assets. Is that going to at all impact any of your mines in a positive or a negative way?

Keith Alessi - Executive Chairman
No.

Matt Farwell - Imperial Capital
Okay, that’s all from me right now.

Operator
Our next question comes from the line of Nelson Obus with Wynnefield Capital. Go ahead with your questions please.

Nelson Obus - Wynnefield Capital
<Q>: I have a couple of questions maybe I will just ask two and then get back in line. The first question is why did depreciation pick up so much this year, because of the Kemmerer acquisition?

Kevin Paprzycki - Chief Financial Officer and Treasurer
In part, it was because we had one extra month of Kemmerer Acquisition. In part, it’s just some of the equipment we looked at in Q4, we reevaluated and useful lives, as we do in every quarter, and decided to take depreciation up on a few assets, but it’s completely non-cash.

Nelson Obus - Wynnefield Capital
<Q>: And I just wanted to focus on the Indian tax credit for a second. First of all, would there be a look back if that thing were approved retroactive? And number two, is there any change in the sort of political field where there might be parties that would be against that, as opposed to the last time it was approved? And also just to clarify something, is it an annual approval or is it for more than one year?

Kevin Paprzycki - Chief Financial Officer and Treasurer
Ideally, we will get a multi-year approval, but it’s tough to predict in this political landscape what’s going to happen. We are out there talking to the right people. We feel we have got good support. We feel optimistically it’s going to get renewed. We began talking to a variety of partners and ideally the credit will get renewed back to January 1st and we are able to monetize it very quickly.

Keith Alessi - Executive Chairman
That’s what happened last time, it was retroactive to January 1st, but we don’t know for certain. We believe at this time if it doesn’t show up in an Extenders bill, it may show up in a Native American bill. And we just decided to be conservative about it. I didn’t really want to include it in here and try to speculate as to when it might get renewed and how it might get renewed, and then have to come back half way through the year and say, “Gee, they did something different.” We’re just not that good of handicapping what goes on in Washington DC, so we thought it would be prudent to accommodate it in the way we have described.

Nelson Obus - Wynnefield Capital
<Q>: Is there any interest group that stepped up against it, I mean in terms of the political landscape?

Keith Alessi - Executive Chairman
No, I think Native American issues are very sensitive and people recognize, particularly here for the Crow Nation, that this is a huge part of their income. And I think in general we have heard nothing but support on the hill, but we know what goes on in the hill, people are trading for things and other things. We’re represented up there, the Crow are represented up there and we just decided to get out of the handicapping game at this point.

Nelson Obus - Wynnefield Capital
<Q>: You tell the damn elected officials that if they are going to keep the Redskins the Redskins, there’s got to be an offset okay?

Keith Alessi - Executive Chairman
There you go.

Nelson Obus - Wynnefield Capital
<Q>: Shall I keep going or should I get back in line?

Keith Alessi - Executive Chairman
Go ahead and keep going.

Nelson Obus - Wynnefield Capital
<Q>: This is a big picture question and I just want to be light about it, but there is a whole bunch of stuff going on here with the EPA and Clean Air Act and all this stuff that could go either way and stuff getting up to the Supreme Court, could you very quickly, and I know we could spend hours on this, just a couple of bullet points about how Canada approaches this?

Robert King - President and Chief Executive Officer
Canada has a bit of a different philosophy, particularly with regard to the CO2 issue, which is sort of the big thing out there. What we don’t know is what’s going to happen in the U.S.

In Canada, with regard to power plants they have what we term as the 50-year rule. And basically what that is, is that power plants, before they are required to do something with regard to CO2 will be able to operate for 50 years beyond the time that they were commissioned. So that gives us a clear direction as to what it is we think will happen up there.

Obviously, we also believe that in 50 years out a lot is going to happen, but by the same token we have assumed that those wouldn’t be extended. And I think there is a high probability that critical plants in Canada will do something to extend the lives of those plants beyond that term.

Keith Alessi - Executive Chairman
Yes, and the 50-year rule just says that they don’t have to do anything, but at the end of 50 years they can go back and request extensions and we would expect that to occur.

Interestingly at the Boundary Dam mine that will be buying, SaskPower has invested over $1.5 billion on carbon sequestration technology. We supply that plant. That plant is supposed to come online here April or May of this year, as a commercially viable carbon sequestration capture and sequestration project that will have emissions below that of a gas burner.

So there is a lot of attention being spent to it. There has been a lot of money spent on it. The Province of Saskatchewan has been behind this, and we think that could be a very exciting opportunity, not just in Canada, but industry wide if that proves out to be economically feasible.

Nelson Obus - Wynnefield Capital
<Q>: So just to get it straight, would the clock start at year one when that thing opened or is that-?

Keith Alessi - Executive Chairman
Any plant from the day it was commissioned, and we were out on the road we showed all of our long-term projections as having every plant closed after 50 years. We don’t expect that to happen, but for conservatism we did that. So we’re not sitting here looking at any eminent material closures over the next three or four years. And our business model de-leverages so quickly that by the time anything of any size would come down the pipe, we would be playing with house money and we'd have paid the asset off.

Nelson Obus - Wynnefield Capital
<A>: I mean, if you took all of the plants, I mean what would be the average left on that 50-year period, I mean all the plants you service?

Keith Alessi - Executive Chairman
In Canada?

Nelson Obus - Wynnefield Capital
<Q>: Yes, yes.

Keith Alessi - Executive Chairman
It’s well over 20.

Nelson Obus - Wynnefield Capital
<Q>: Okay. So you have a 20-year thing even without that, okay?

Keith Alessi - Executive Chairman
Okay.

Nelson Obus - Wynnefield Capital
<Q>: Last question and I am done. Again, big picture question, your heritage costs were flat this year. Any significant trends to watch for there, I mean other than the fact we are living longer?

Keith Alessi - Executive Chairman
No, continued improvement actually, it’s been our experience that we have been very good at controlling to earn that burn rate there and that’s a very old population that’s aging and we are starting to see pickup in mortality. So I think you could look for it to go down. We don’t have any expectation of it going up.

Nelson Obus - Wynnefield Capital
<Q>: What are the most important bullet points you have been able to utilize to keep that in the range against the macros that might push it the other way or have pushed it the other way in past years?

Keith Alessi - Executive Chairman
Better administration, forcing people to buy 30 days at a time and forcing them into one of these macro programs that’s basically generic program on steroids if you will. We have got a lot of information in our K's than our Q's going back to ‘09 when we entered into that new deal that deep dive into that topic.

I would like to move on. We got some more callers.

Nelson Obus - Wynnefield Capital
<Q>: All right. No, it sounds like a good way to have done it. It doesn't seem like there will be any political pushback, and I am done. Thanks. Keep up the good work.

Operator
Our next question comes from the line of Lucas Pipes with Brean Capital. Go ahead with your questions please.

Lucas Pipes - Brean Capital
<Q>: Good morning everybody. My first question is on the higher volumes year-over-year. I would assume that most of that if not all comes from Absaloka, are there any other changes or could you just kind of run through your volume expectations for the various mines for 2014?

Keith Alessi - Executive Chairman
What drives our volume is not just, you are right, the majority of it is in Absaloka, but volumes vary based on what outages customers may plan year-to-year. Beulah had an outage this year that won’t have next year. Colstrip had an outage that went long this year that won’t be in next year. So there is a plus and a minus between individual mines. So it’s not organic growth. It’s just a function of maintenance, and then of course these numbers can up or down depending on weather. But for this projection, the bulk of it is in Absaloka, which is the new TransAlta contract that we announced late last year.

Lucas Pipes - Brean Capital
<Q>: Speaking of weather, so in particular in the Eastern United States, it’s been very cold pushing gas prices higher. So do you see any impact from the higher gas prices on the burn expectations from your customers, so would you say that there is maybe a little bit of upside left to your numbers? How would you describe the impact of higher gas prices on your operations, on the demand for your product?

Robert King - President and Chief Executive Officer
Well, obviously gas prices, higher gas prices, result in overall general higher power prices, which would allow our customers, in general to dispatch at a little bit higher rate. So there may be a little upside there, but generally that, that would result in a higher dispatch across our customer base.

Lucas Pipes - Brean Capital
<Q>: And your projections are based on essentially the gas prices of where they stand today or where those projections maybe made over the last few weeks or maybe things change a little bit, is that possible?

Robert King - President and Chief Executive Officer
Yes. I don’t think we are going to see a material impact from the higher gas prices relative to what we have seen over the last, say six months or a year, because quite frankly, we have always dispatched significantly below gas. Let me put it this way, our fuel price to our customers is significantly lower than gas price even in the lowest of gas price times. So our costs on a million BTU basis, for fuel or for our customers, is about half of gas at $3. So at $6 obviously, it’s better, but they would have dispatched anyways, at anything above $3.

Keith Alessi - Executive Chairman
What’s more likely to drive our volume is the hydro impact in the west. Snow pack this year is low. So if there is going to be any upside, it’s going to come from the displacement that would normally occur by hydro in Q2. So you will be able to see in Q2 whether that plays out or not.

Lucas Pipes - Brean Capital
<Q>: That’s helpful. Then just one last question if I may, some of your peers out West have had some rail issues due to the weather. Have you encountered any of such difficulties, and if so, would you expect them to be resolved over the course of the year?

Robert King - President and Chief Executive Officer
We did have rail disruptions into our Absaloka mine, or from our Absaloka mine. It did impact our shipments out of that mine, particularly in the last half of the year, and we continue to see some disruptions to rail service. We are hoping it gets resolved, but it will still have some impacts at least early in 2014.

Keith Alessi - Executive Chairman
The important takeaway here is that’s the only mine of ours that relies predominantly on rail. So where some of our competitors are totally reliant on rail, the vast majority of our tons go across conveyor. So it’s only in Absaloka that we’ll see the impact of that.

Lucas Pipes - Brean Capital
That’s very helpful, thank you.

Operator
Our next question comes from the line of Brian Taddeo with R.W. Baird. Go ahead with your questions please.

Brian Taddeo - R.W. Baird
<Q>: Morning guys. One real quick one on your ‘14 guidance, can you comment, what’s the ROVA contribution to that range given that the new contract? It’s actually stepped down to the $5 million to $10 million mark or is it still closer to the $20 million that we saw last year?

Kevin Paprzycki - Chief Financial Officer and Treasurer
No. It will step down. It’s kind of what we reiterated in the road show. It is probably going to step down to a $15 million plus or minus EBITDA level. And then free cash flow with the deferred revenue is probably going to be somewhere in the $6 million to $8 million.

Brian Taddeo - R.W. Baird
<Q>: So as we think about the guidance, still the two-step downs are the removal of tax credit and then maybe $5 million from ROVA. And then that’s just made up through the Absaloka contract and just general improvement at some of the mines?

Kevin Paprzycki - Chief Financial Officer and Treasurer
Yes.

Brian Taddeo - R.W. Baird
Okay, that’s all I have, thanks.

Operator
Our next question comes from the line of Justin Van Vleck with Linden Advisors. Go ahead with your questions please.

Justin Van Vleck - Linden Advisers
<Q>: Hi guys, thank you for taking my questions. Real quick, wanted to get a sense, you said that the Sherritt acquisition will be accretive to free cash flow for 2014. What are you guys using as the base free cash flow number when you are making that statement?

Kevin Paprzycki - Chief Financial Officer and Treasurer
Well, in the guidance, we put $112 million to $120 million range with $30 million of capex there. I think total interest for next year is supposed to be in the, total interest is supposed to be just south of $40 million. I think it’s like $38 million, $39 million. And then of course it depends on the timing of the transaction. How much of WML debt amortization we have. But if WML closes as we expect, we wouldn’t have any amortization of WML. So I think that will give you the components of free cash flow.

Justin Van Vleck - Linden Advisers
<Q>: So if you adjust for the timing differences, is there any kind of free cash flow accretion numbers you can give us compared to what you guys did in 2013?

Keith Alessi - Executive Chairman
We will give it at the time of the acquisition.

Justin Van Vleck - Linden Advisers
<Q>: Then one thing on the actual Sherritt assets in the OM, it looks like in 2012 Sherritt did about $157 million of EBITDA, but then on an LTM basis, as of September ‘13, they were doing $119 million. What was going on there? Did they sell a couple of mines or why did the EBITDA for those assets drop so much?

Keith Alessi - Executive Chairman
Well, two items that occurred. They have the mountain asset, which is the Coal Valley operation. The export operation operated at much higher levels because of international coal prices. And they also had, in their historical numbers; they ran the Highvale Mine for TransAlta and TransAlta took back operation of that last year.

Justin Van Vleck - Linden Advisers
<Q>: So then when you say that you think you can potentially run those assets at a significantly higher EBITDA, are you sort of using the LTM numbers as your base for that assumption?

Keith Alessi - Executive Chairman
We’re using the LTM numbers on the assets that we will acquire. And again, our guidance on that at the time of road show, we’re looking at about two times EBIDTA and about $1.50 of ton capex.

Justin Van Vleck - Linden Advisers
Okay, great, thanks very much guys.

Operator
There are no more questions. I would now like to turn the program back to Mr. Alessi.

Keith Alessi - Executive Chairman
Well, thanks everybody for joining us. And you can expect to see something out as soon as we know when this deal closes. And as always, we’re happy to take questions offline. We are tied up for most of today in a board meeting. So if you don’t get a call back right away, that’s why.

Operator
Thank you. This will conclude today’s investor conference call. If you would like to access this call for digital replay, you may dial, the conference ID number is 13575778. Thank you.